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  Financial Statement 3


                   NEW ENGLAND ELECTRIC SYSTEM
                      (Parent Company Only)
              Capital Structure Proformed to Include
                 $500 Million of Short-Term Debt
                         At June 30, 1997
                           (Unaudited)


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(In Thousands)

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Common share equity:
  Common shares, par value $1 per share:
    Authorized - 150,000,000 shares
    Issued - 64,969,652 shares
    Outstanding - 64,969,652 shares                      $   64,969
  Paid-in capital                                           736,567
  Retained earnings (including $643,084,000 of
    undistributed subsidiary earnings)                      904,826
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       Total common share equity                         $1,706,362

Short-term debt                                          $  500,000

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